Exhibit 10.4

ADDENDUM to
ACQUISITION AGREEMENT dated 15 September 2014

This addendum to acquisition agreement (the "Addendum") is entered into on this ____day of _____, 2015 between:
(1)	FRONTLINE 2012 LTD., a company incorporated in Bermuda and having its registered address at 4th Floor, Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM08, Bermuda ("Frontline");
and
(2)	KNIGHTSBRIDGE SHIPPING LIMITED (previously named Knightsbridge Tankers Limited) a company incorporated in Bermuda and having its registered address at 4th Floor, Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM08, Bermuda ("KSL""),
(hereinafter collectively referred to as the "Parties" and, each, as a "Party").
WHEREAS:
(A)	The Parties have entered into an Acquisition Agreement dated 15 September 2014 ("Acquisition Agreement") for the sale and transfer to KSL by Frontline 25 single purpose companies incorporated under the laws of the Republic of Liberia (the "Companies" and each a "Company") which Companies are parties to individual shipbuilding contracts.
(B)	The First Closing under the Acquisition Agreement has taken place. This Addendum relates to the Second Closing and amends the Acquisition Agreement in that respect.
IT IS HEREBY agreed as follows:
1.	DEFINITIONS
1.1	Terms and expression s used in this Addendum shall have the same meanings as in the Acquisition Agreement, unless otherwise stated herein.
2.	INTRA-GROUP LOAN / CAPITAL CONTRIBUTIONS IN ACCORDANCE WITH CLAUSE 1.2 OF THE ACQUISITION AGREEMENT, FRONTLINE WILL CONVERT THE INTRA-GROUP LOANS TO EQUITY IN THE COMPANIES.
2.1	With regard to the contribution by Frontline of further cash to the equity capital of the Companies as provided for in Clause 1.2 of the Acquisition Agreement, Frontline shall instead make a payment to KSL of an amount equal to what would have been the aggregate contribution to the Companies. KSL shall account to / fund the Companies for the same. Clause 1.2 of the Acquisition Agreement is therefore hereby deleted in its entirety. In addition the following new Clause 6.3.1 is hereby added to the Acquisition Agreement:
"6.3.1 Payment in lieu of equity contribution
In lieu of contributing further amounts in cash to the equity capital of the Companies Frontline undertakes that, on or before the Second Closing, it will pay to KSL a cash amount (the "Cash Payment") equivalent to the aggregate of what it would have contributed to the Companies by way of additional equity capital. The amount to be paid to KSL (for each Company) will be calculated immediately prior to Closing. The amounts for Remaining Capex, and Cash, will be calculated immediately prior to the Closing and Schedule 2 will be updated with those amounts. KSL shall be responsible to fund the Companies from the Cash Payment for the financing of the obligations which would otherwise have been met from direct capital contribution by Frontline to the Companies."

2.2	As a consequence of the deletion of Clause 1.2 of the Acquisition Agreement and the addition of the new Clause 6.3.1, Clause 6.4 of the Acquisition Agreement shall be amended in sub-clause (vii) to read:
"Frontline shall deliver a statement certifying the amount of Intra-Group Loans and that they have been capitalised, and the amount of the Cash Payment (in lieu of further equity contribution for each Company) which has been paid to KSL as at the Closing Date."
3.	GOVERNING LAW AND DISPUTE RESOLUTION
3.1	Clause 17 of the Acquisition Agreement shall apply to this Addendum as if it had been set out herein

For and on behalf of FRONTLINE 2012 LTD. __________________________________	For and on behalf of KNIGHTSBRIDGE SHIPPING LIMITED ________________________________________